Exhibit 99.1

For editorial information:

Donna St. Germain

Trinseo LLC

T: + 1 610-240-3307

M: + 1 610-705-2167

E: stgermain@trinseo.com

FOR IMMEDIATE RELEASE

Martin Pugh, EVP and COO, to Retire from Trinseo

BERWYN, PA., U.S.A. — January 19, 2017 — Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex binders and synthetic rubber, announced today that Martin Pugh, Executive Vice President and Chief Operating Officer of Trinseo, will retire effective March 1, 2017.

The COO position was established as an interim role in 2015 while Trinseo integrated a number of strategic initiatives into the business. The company will not be replacing Pugh in the COO role, as these initiatives have been completed. Tim Stedman, Senior Vice President and Business President for Basic Plastics and Feedstocks, and Hayati Yarkadas, Senior Vice President and Business President for Performance Materials, will now report directly to Chris Pappas, President and CEO of Trinseo.

“Martin is a trusted business executive, a respected industry leader, and a friend,” said Pappas.  “In his four years with Trinseo, he has truly made his mark by propelling the company’s evolution and growth to become the successful enterprise it is today.  His wisdom, strategic insights and leadership excellence will be missed by Trinseo colleagues and customers alike, and we wish him all the best in his retirement.”

With a career in the chemical industry spanning nearly 40 years, Pugh has made exceptional contributions through business leadership, marketing management and sales roles around the world.  Pugh joined Trinseo (known as Styron at that time) in March 2013 as Senior Vice President and Business President for Plastics, and later served as SVP and Business President for Performance Materials. He moved to the EVP/Chief Operating Officer role in November 2015, where his focus was on driving strategic initiatives and cross-business optimization; leading and mentoring business leaders on key strategic opportunities; and driving corporate development priorities.  Prior to joining Trinseo, Pugh held leadership roles in Styrolution Group GmbH, Ineos Nova, Nova Chemicals, and The Dow Chemical Company where he worked in the UK, Dubai, Sweden and Switzerland.

About Trinseo

Trinseo (NYSE: TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solution to help our customers create products that touch lives every day — products that are intrinsic to how we live our lives — across a wide range of end-markets, including automotive, consumer electronics, appliances, medical devices, lighting, electrical, carpet, paper and board, building and construction, and tires. Trinseo had approximately $4.0 billion in revenue in 2015, with 15 manufacturing sites around the world, and more than 2,200 employees. For more information visit www.trinseo.com.

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